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                          ReDOX TECHNOLOGY CORPORATION
                                 PRESS RELEASE

FOR RELEASE TO: PR NEWSWIRE                           November 4, 1999
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ReDOX INVITED BY THE MINISTER FOR DEVELOPMENT IN THE GOVERNMENT OF UTTAR
PRADESH, INDIA - TO FINALIZE AGREEMENTS.

Houston, Texas - ReDOX Technology Corporation (OTC Bulletin Board: RDOX - news) is in the process of finalizing an agreement in the State of Uttar Pradesh in India through the help of the Government of Uttar Pradesh for developing a 1500 acre technology park for Redox Technology Corporation which would include a research and development laboratory, a huge service center and a major manufacturing facility. The manufacturing facility will produce various products using ReDOX Technologies for the Indian market of one billion people along with the markets which India has bi-lateral agreements. The development of the 1500 acres will be developed by a series of international corporations headed by SOMC, a Saudi based operation company. All of this complex will be owned and managed by the ReDOX Technology Corporation.

ReDOX Technology Corporation Chairman Richard A. Szymanski stated today's announcement, "consistent with the negotiations and finalizations has learned that ReDOX, director of development, at the invitation of the Honorable Minister of Development of Uttaranchal Region of Uttar Pradesh, Government of Uttar Pradesh, will be leaving for India in the next few days".

The Government of Uttar Pradesh in India is waiting for the arrival of a trade delegation of ReDOX Technology Corporation headed by its Chairman Mr. Richard Szymanski to finalize the implementation of its work in India. The Uttaranchal Region of Uttar Pradesh, India has give assurances of all possible assistance to ReDOX Technology Corporation including relief in areas where it is possible to give relief in order to assist ReDOX Technology Corporation in completing its project plans in India. The estimated projected annual revenue is estimated to be around USD 500 million from the ReDOX Technology Corporation's manufacturing facility.

ReDOX Technology Corporation holds proprietary technology for high energy density storage devices. The Company's Common stock trades on the Over-the-Counter (OTC) Electronic Bulletin Board Service of the National Association of Securities Dealers (NASD) under the symbol RDOX.

SAFE HARBOR - This release contains forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Readers should not place undue reliance on forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. Readers should carefully review the risk factors described in this release. SOURCE ReDOX Technology Corporation

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 Phone: (281) 445-0020     ReDOX TECHNOLOGY CORPORATION    Fax: (281) 445-0022
         340 N. Sam Houston Pkwy E. * Suite 250 * Houston, Texas 77060